Exhibit 10.1

March 13, 2005

Mr. Bill Bensten
928 Mackall Avenue
McLean, Virginia 22101

RE: John Hancock Life Insurance Company (the “Insurance Company”) Policy number               dated           , 2005 in the amount of $3,000,000 covering William Bensten for the benefit of the William P. Bensten Family Insurance Trust (the “Life Insurance Policy”)

Dear Bill,

This letter is to memorialize our understanding regarding the payment of the premiums associated with the above referenced Life Insurance Policy. Comstock Homebuilding Companies, Inc. (the “Company”) agrees to reimburse you for premium payments you make in connection with the Life Insurance Policy as set forth herein. These payments will be in addition to your Base Salary and Bonus Compensation as defined in your Employment Agreement dated             , 2005 (the “Employment Agreement”), will be in addition to the standard insurance benefits provided by the Company to its employees, and will be made by reimbursement of these expenses in accordance with the Employee Handbook policies regarding reimbursements, for a period covering January 1, 2005 through December 31, 2008. The annual premium reimbursement payable by the Company shall not exceed $6,000.00, which shall be the only responsibility of the Company hereunder and you, and the William P. Bensten Family Insurance Trust agree to hold harmless and indemnify the Company from any claims of any kind from any party resulting from the non-payment of premiums associated with the policy or the failure of the insurance company you select to honor a claim. The amounts so paid by the Company shall be treated as 1099 income to you and shall be reported as such to all applicable taxing authorities.

The Company’s obligation to make these reimbursement payments of premiums paid by you shall cease immediately upon the occurrence of any of the following events: (i) your death, (ii) termination of your employment for Cause, as that term is defined in the Employment Agreement, (iii) your resignation for reasons other than Good Reason, as that term is defined in the Employment Agreement, (iv) any situation which would trigger accelerated vesting of all unvested shares (the “Unvested Shares”) under the terms of your Restricted Stock Agreement dated December 14, 2004 (the “Stock Agreement”), (v) the occurrence of any event which, pursuant to the Employment Agreement or the

Stock Agreement, would make you ineligible to receive the Unvested Shares, or (vi) the vesting of stock valued at the time of vesting(s) in the cumulative amount of $3,000,000.

Please return a signed copy of this letter, acknowledging your agreement with the conditions set forth herein along with a copy of the Life Insurance policy and the invoice for the first annual premium.

Sincerely,

/s/ Christopher Clemente		/s/ William Bensten
Christopher Clemente		William Bensten
Chief Executive Officer

Seen and agreed to on this day of , 2005:
William P. Bensten Family Insurance Trust

By:	/s/ William Bensten
Name:	William Bensten